Exhibit 99.1

iRhythm Technologies Announces Fourth Quarter and Full Year 2017 Financial Results and Provides Full Year 2018 Financial Outlook

SAN FRANCISCO, February 14, 2018 -- iRhythm Technologies, Inc. (NASDAQ: IRTC), a leading digital health care solutions company focused on the advancement of cardiac care, today reported financial results for the three months and full year ended December 31, 2017.

2017 Highlights

•	Revenue for the year ended December 31, 2017 increased 54% to $98.5 million over 2016
•	Revenue for the three months ended December 31, 2017 increased 51% year-over-year to $28.2 million
•	Gross margin for the full year 2017 was 71.9%, a year-over-year improvement of 450 basis points
•	Exited the year with 86 sales representatives

"I’m pleased with the progress our team made throughout 2017 in not only achieving, but in many cases, surpassing the goals we set for the year. I am also very proud of the influence we continue to make on the clinical practice of diagnosing and managing patients with cardiac arrhythmias,” said Kevin King, CEO. "Overall trends in our business remain very encouraging and we see increasing opportunity to grow our share of the ambulatory monitoring market through further expansion of our sales organization, continued penetration in large hospital networks, and making progress with payor contracting. In addition, we believe there is a real opportunity to further extend the market for our Zio service by addressing additional patient populations with unmet clinical needs and we look forward to the results of several ongoing clinical trials in 2018.”

Fourth Quarter Financial Results

Revenue for the three months ended December 31, 2017 increased 51% to $28.2 million, from $18.7 million during the same period of the prior year. The increase in revenue was primarily due to increased volume of the Zio XT service.

Gross profit for the fourth quarter of 2017 was $20.5 million, or 72.7% gross margin, up from $12.9 million, or 69.1% gross margin, for the same period of the prior year.

Operating expenses for the fourth quarter of 2017 were $31.1 million, an increase of 80% compared to the same period of the prior year. The increase in operating expenses was driven primarily by selling, general and administrative expenses used to expand the company’s sales force, SOX 404 compliance related expenses and increases in the company’s stock based compensation expenses.

Net loss for the fourth quarter of 2017 was $11.1 million, compared to $6.3 million for the same period of the prior year.

Full Year 2017 Financial Results

Revenue for the year ended December 31, 2017 increased 54% to $98.5 million, from $64.1 million in 2016. The increase in revenue was primarily due to increased volume of the Zio XT service.

Gross profit for the year was $70.8 million, or 71.9% gross margin, up from $43.2 million, or 67.4% gross margin, in the same period of the prior year.

Operating expenses for the year were $98.1 million, an increase of 67% compared to the prior year. The increase in operating expenses was driven primarily by selling, general and administrative expenses used to expand the company’s sales force and support the growth in operations.

Loss from operations for 2017 was $27.3 million, compared to $15.6 million from the prior year.

Cash, cash equivalents, short-term investments and long-term investments were $105.4 million as of December 31, 2017.

Accounting Standards Update: Revenue from Contracts with Customers (Topic 606)

In May 2014, the Financial Accounting Standards Board (“FASB”) issued an Accounting Standards Update entitled Revenue from Contracts with Customers (Topic 606). The company adopted the standard January 1, 2018 and it is using the modified retrospective approach recognizing the cumulative effect of adopting this guidance as an adjustment to its opening accumulated deficit balance, which will have no effect on the company’s results for the year ended December 31, 2017.  Prior periods will not be restated.

The adoption will result in a change to net revenue primarily due to the recognition of bad debt expense related to the patient responsibility of both contracted and non-contracted claims as a reduction of gross revenue rather than as a component of selling, general and administrative and, to a lesser extent, due to timing differences in its recognition of revenue related to non-contracted third-party payor claims as a result of changing from recognition based on the earlier of notification of the payor benefits allowed or when payment is received to the accrual basis based on historical experience.

For comparison purposes, the following table is provided:

Estimated Topic 606 Impact
(Unaudited)	Year ended December 31,			2017
(in millions)	2014	2015	2016	Q1	Q2	Q3	Q4	Total	Cumulative
Accrual revenue / cash receipts, net	$0.8	$2.6	$(0.8)	$(1.1)	$(0.7)	$(0.2)	$(0.2)	$(2.2)	$0.4
Bad debt expense	(0.2)	(0.7)	(1.1)	(0.3)	(0.6)	(0.6)	(1.4)	(2.9)	(4.9)
Total revenue adjustments	0.6	1.9	(1.9)	(1.4)	(1.3)	(0.8)	(1.6)	(5.1)	(4.5)
Sales, general & administrative expense	(0.2)	(0.7)	(1.1)	(0.4)	(0.8)	(0.7)	(1.5)	(3.4)	(5.4)
Net income (loss) adjustments	$0.8	$2.6	$(0.8)	$(1.0)	$(0.5)	$(0.1)	$(0.1)	$(1.7)	$0.9

Guidance for Full Year 2018

iRhythm projects revenue for the full year 2018 to range from $126 to $131 million, inclusive of Topic 606, which represents 35-40% growth over the company’s prior year, also inclusive of Topic 606.  Gross margins for the full year 2018 are expected to range from 70% to 72% and operating expenses for the full year 2018 to be between $124 and $129 million.

Webcast and Conference Call Information

iRhythm’s management team will host a conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET. Investors interested in listening to the conference call may do so by dialing (844) 348-0016 for domestic callers or (213) 358-0876 for international callers, and referencing Conference ID: 4859609 or from the webcast on the “Investors” section of the company’s website at: www.irhythmtech.com.

About iRhythm Technologies, Inc.
iRhythm is a leading digital health care company redefining the way cardiac arrhythmias are clinically diagnosed. The company combines wearable biosensor devices worn for up to 14 days and cloud-based data analytics with powerful proprietary algorithms that distill data from millions of heartbeats into clinically actionable information. The company believes improvements in arrhythmia detection and characterization have the potential to change clinical management of patients.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These statements include statements regarding financial guidance, market opportunity, ability to penetrate the market and expectations for growth. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled “Risk Factors” and elsewhere in our filing made with the Securities and Exchange Commission on the Form 10-Q on November 14, 2017. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. iRhythm disclaims any obligation to update these forward-looking statements.

Investor Relations Contact:Media Contact

Lynn Pieper Lewis or Leigh Salvo Cherise Adkins

(415) 937-5404 (415) 486-3235

investors@irhythmtech.commedia@irhythmtech.com

 IRHYTHM TECHNOLOGIES, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	December 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$8,671	$51,643
Short-term investments	93,692	54,407
Accounts receivable, net	12,953	9,406
Inventory	1,683	1,390
Prepaid expenses and other current assets	2,582	1,671
Restricted cash	—	91
Total current assets	119,581	118,608
Investments, long-term	2,994	10,981
Property and equipment, net	6,221	4,653
Goodwill	862	862
Other assets	3,465	3,052
Total assets	$133,123	$138,156
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,395	$2,103
Accrued liabilities	15,644	10,165
Deferred revenue	1,238	947
Accrued interest, current portion	154	—
Debt, current portion	1,487	—
Total current liabilities	20,918	13,215
Debt	32,491	32,227
Deferred rent, noncurrent portion	161	26
Accrued interest, net of current portion	—	126
Total liabilities	53,570	45,594
Stockholders’ equity:
Common stock	23	22
Additional paid-in capital	236,184	219,718
Accumulated other comprehensive loss	(65)	(9)
Accumulated deficit	(156,589)	(127,169)
Total stockholders’ equity	79,553	92,562
Total liabilities and stockholders’ equity	$133,123	$138,156

IRHYTHM TECHNOLOGIES, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Revenue	$28,182	$18,704	$98,509	$64,072
Cost of revenue	7,706	5,786	27,708	20,883
Gross profit	20,476	12,918	70,801	43,189
Operating expenses:
Research and development	4,148	2,303	13,335	7,150
Selling, general and administrative	26,950	14,963	84,737	51,621
Total operating expenses	31,098	17,266	98,072	58,771
Loss from operations	(10,622)	(4,348)	(27,271)	(15,582)
Interest expense	(864)	(827)	(3,386)	(3,248)
Other expense, net	337	(1,091)	1,237	(2,073)
Net loss	$(11,149)	$(6,266)	$(29,420)	$(20,903)
Net loss per common share, basic and diluted	$(0.48)	$(0.37)	$(1.30)	$(3.95)
Weighted-average shares used to compute net loss per common share, basic and diluted	23,150,061	16,756,608	22,627,327	5,285,847